  EXHIBIT 99.2

IPALCO Enterprises, Inc. Announces Proposed Private Offering of $400 Million of Senior Secured Notes

May 10, 2011 -- Indianapolis, Indiana -- IPALCO Enterprises, Inc. (the “Company”) announced today that it intends, subject to market and other conditions, to offer $400 million aggregate principal amount of senior secured notes (the “Notes”) in a private offering exempt from registration in accordance with Rule 144A and Regulation S under the United States Securities Act of 1933, as amended (the “Securities Act”). The Company intends to use the net proceeds to finance its repurchase of up to $375 million outstanding aggregate principal amount of its 8.625% Senior Secured Notes due 2011 (the “Existing Notes”) by means of a separate tender offer and for the redemption of any Existing Notes that remain outstanding after the completion of the tender offer.

The Notes are being offered only to qualified institutional buyers in reliance upon Rule 144A under the Securities Act, and, outside the United States, only to non-U.S. persons pursuant to Regulation S under the Securities Act. The Notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent an effective registration statement or an applicable exemption from registration requirements under the Securities Act or any state securities laws.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor does it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

Inquiries Contact:
Connie Horwitz
Treasurer and Assistant Secretary
(317) 261-8670